Exhibit 10.21

210 E. Earll Drive Phoenix, AZ 85012 Ph: 602-364-6000 Fax: 602-364-6013

November 17, 2017

Alan H. Silverman

VIA HAND DELIVERY

Dear Alan:

This letter agreement (this “Agreement”) will confirm our discussions and the understandings we have reached regarding your retirement from Cable One, Inc. (the “Company”) effective December 29, 2017 and related matters. Reference is made to the Restricted Stock Award Agreements, by and between you and the Company, dated July 8, 2015 (the “2015 Staking Grants Agreement”), dated January 4, 2016 (the “2016 Annual Grants Agreement”), dated January 3, 2017 (the “2017 Annual Grants Agreement”), and dated January 3, 2017 (the “2017 Time Based Grants Agreement,” and together with the 2015 Staking Grants Agreement, the 2016 Annual Grants Agreement, and the 2017 Annual Grants Agreement, the “RSA Agreements”), and the SARs Award Agreement, between you and the Company, dated September 1, 2015 (the “SARs Agreement”, and together with the RSA Agreements, the “Award Agreements”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings given to such terms in the applicable Award Agreements.

On December 29, 2017 (the “Termination Date”), you will cease to be an employee of the Company. Following that date, you will receive a check from the Company which represents payment of your unpaid salary, less any amounts you may owe the Company and less appropriate statutory deductions, it being agreed that you will have no accrued but unused vacation or other paid time off as of the Termination Date . You should submit to me for review not later than January 12, 2018 any expense reports for unreimbursed business expenses (together with appropriate documentation, etc.) incurred prior to the Termination Date.

The Company agrees that it will treat your termination of employment with the Company as without “Cause” in accordance with the Award Agreements. As a result, your unvested SARs and Restricted Stock will be treated as follows:

1.

SARs. You will vest in a portion of the SARs granted to you pursuant to the SARs Agreement determined by multiplying the total number of SARs granted to you by the Pro-Ration Fraction and then subtracting the number of SARs that had vested in accordance with their terms prior to the Termination Date (“Vested SARs”). In accordance with Section 4 of the SARs Agreement, your Vested SARs and any other unexercised SARs that have vested in accordance with their terms prior to the Termination Date may be exercised within three months following the Termination Date. Upon your delivery to the Company of a written exercise notice within such three-month exercise period, the Company shall deliver to you or your legal representative the number of Shares (rounded down to the nearest whole Share) equal to the excess, if any, of the Fair Market Value per Share on the Termination Date over the Exercise Price, multiplied by the number of Vested SARs, subject to your satisfaction of any applicable withholding taxes. All SARs other than the Vested SARs and any other SARs that have vested in accordance with their terms prior to the Termination Date will be cancelled in exchange for the SARs Consideration (as defined below).

2.

Restricted Stock. You will vest in a portion of your Restricted Shares that were granted to you pursuant to the 2015 Staking Grants Agreement and the 2016 Annual Grants Agreement, determined by multiplying the total number of Restricted Shares outstanding prior to the Termination Date by the applicable Pro-Ration Fraction (“Vested Restricted Shares”), subject to your satisfaction of any applicable withholding taxes. All Restricted Shares granted to you pursuant to the 2015 Staking Grants Agreement and the 2016 Annual Grants Agreement that are not Vested Restricted Shares will be cancelled in exchange for the RSA Consideration (as defined below). You will forfeit without consideration all outstanding Restricted Shares granted to you in the 2017 Annual Grants Agreement and the 2017 Time Based Grants Agreement, since the Termination Date will occur before the first anniversary of the Grant Date. In accordance with Section 6 of the applicable RSA Agreement, you also shall vest and receive payment pursuant to this Agreement (and without duplication of any amounts due under any RSA Agreement) of all dividends accrued with respect to the Vested Restricted Shares for record dates prior to the Termination Date (the “Accrued Dividend Amount”).

3.

All payments and benefits provided by the Company to you under this Agreement are in full satisfaction of all your rights under the Award Agreements and you shall not be entitled to any additional payment or benefits pursuant to the Award Agreements other than as set forth in this Agreement.

4.

Your obligations under Appendix A of the Award Agreements (attached hereto as Annex B) shall remain in full force and effect for the entire period provided therein, and the provisions of Sections 11, 15 and 16 of the Award Agreements shall survive indefinitely.

If you decide to use the services of an outplacement firm within three (3) months from the date of the Termination Date for purposes of your securing a new job, the Company will reimburse you for up to $5,000.00 in charges by such firm, upon receipt of appropriate documentation.

Your participation under all Company employee benefit plans will be in accordance with their terms, except to the extent set forth in this Agreement and attachments hereto. Any money in the benefit plans of the Company due to you will be distributed in accordance with standard Company policy and applicable federal and state statutes. You will be provided the Cancellation of Benefits Form concerning any options which may be available to you under the various benefit plans.

At no time shall you say or do anything to disparage the Company or take any actions detrimental to the best interests of the Company or any of its employees, including but not limited to, disclosure to third parties or any other use of information confidential to the Company. You also acknowledge your ongoing obligations under: (a) the Company Code of Business Conduct, including but not limited to your obligation not to use or disclose for your own advantage or profit, or the advantage or profit of any other person or entity, any confidential information as defined therein, and (b) Appendix A of the Award Agreements, including but not limited to restrictive covenants related to competition, solicitation, disparagement and confidential information.

The Company agrees to instruct its officers and human resource personnel to refrain from making any statement to any person outside of the Company that is critical or derogatory of you and/or your work performance or professional competency while you were employed at the Company. You should direct any reference inquiries to the Company Vice President of Human Resources or the President/CEO, and the Company agrees that, in response to inquiries for employment references, it shall provide a “neutral reference” consisting of your dates of employment and positions held and that you retired after 34 years of service. These restrictions do not prohibit either of us from providing truthful responses compelled by legal process or otherwise sought in any future legal, administrative or government investigative proceedings.

You shall return to the Company not later than the Termination Date any Company property (including, but not limited to, Company vehicle, computer equipment, cellphone, software, other Company property or equipment, credit cards, and keys) and permanently delete from any home computer or other electronic storage medium originals and any copies of any information or documents confidential or proprietary to the Company in your possession (including, but not limited to, any financial, tax, strategic or marketing documents created by or for the Company). Notwithstanding the foregoing sentence, upon removal by the Company of all documents confidential or proprietary to the Company from your Company-issued computer, you shall be entitled to retain ownership of such device for your personal use. In addition, you shall not apply for, seek, or accept (and, if hired, will immediately resign from) any position with the Company or any of its current or future divisions, subsidiaries or affiliates as an employee, except to the extent explicitly agreed to in advance by an authorized representative of the Company.

Subject to the terms of the Release (as defined below) and to the extent permitted by applicable law and regulations, you agree that you will not voluntarily participate in any investigation, suit or proceedings by any other individual against the Company. Subject to the terms of any consulting agreement entered into by and between you and the Company, you further agree to cooperate with and assist the Company in the defense of any claim or proceeding brought against it or any of its related persons or entities arising out of any aspect of the performance of your job while employed. This cooperation and assistance shall include, but not be limited to, making yourself available at reasonable times to respond to requests for information from the Company’s management and its attorneys and attendance at any legal or administrative proceedings where the Company determines (in its sole discretion) that your attendance is necessary. The Company shall use its reasonable best efforts to provide you with at least 48 hours prior notice of any such requests for attendance.

Nothing in this Agreement shall be deemed or construed as an admission by the Company of the validity of any claim or allegation you may have in connection with your employment with the Company or the termination of that employment and the Company specifically disclaims any liability to, or discrimination against you or any other person, on the part of itself, its employees, directors, officers or agents.

Furthermore, in exchange for your: (a) acknowledgement of and continued compliance with the restrictive covenants set forth in Appendix A of the Award Agreements; (b) compliance with the other terms and conditions of this Agreement; and (c) execution of and compliance with a general release of claims in the form annexed hereto as Annex A (the "Release"), you will receive, as set forth below, a series of two payments (collectively, the “Separation Consideration”), which in aggregate consists solely of:

(i) $615,000.00, reflecting payment of twelve months of your annual base salary as of the Termination Date plus an additional $300,000.00;

(ii) $60,000.00 reflecting approximately twenty-four (24) months of premiums for medical and dental coverage pursuant to COBRA;

(iii) $35,511.00, reflecting payment of the Accrued Dividend Amount; and

(iv) in accordance with Annex C (which provides, solely for illustrative purposes, a hypothetical FMV (as defined below) of the Company’s common stock of $740.00 per share):

(Y) the product of (a) closing per-Share price of the Company’s common stock as listed on the New York Stock Exchange or another national stock exchange or quotation system on the Termination Date (the “FMV”) and (b) 254 (such product, the “RSA Consideration”); and

(Z) the product of (a) the FMV minus the SARs Exercise Price and (b) 4,719 (such product, the “SARs Consideration”); provided, that if the SARs Consideration is a negative number, the SARs Consideration shall be deemed to be zero.

The Separation Consideration will be paid in one installment, which shall be paid on January 12, 2018; provided, that such payment shall only be paid if the Release has become effective and irrevocable. For the avoidance of doubt, if any portion of the Release has been validly revoked, you shall not be entitled to any of the Separation Consideration.

The arrangements provided for in this Agreement include all payments to which you might otherwise be entitled as a result of your employment with and/or separation from the Company (including, but not limited to, salary, vacation, flex days, commissions, severance, notice, stock or equity awards, or bonus pay and the other understandings in this Agreement). For the avoidance of doubt, you agree that (i) you are only entitled to the Separation Consideration upon the effectiveness of the Release and (ii) you are not entitled to (A) any bonus or similar payment in connection with your employment with the Company during calendar year 2017 or (B) any further payments in connection with your employment, including with respect to vacation, flex days, or any similar paid time off program administered or maintained by the Company.

All payments provided to you under this Agreement, including without limitation the Separation Consideration, shall be subject to appropriate tax and other withholdings and deductions and reported on IRS Forms W-2, 1099, or otherwise, as determined by the Company in its sole discretion. You acknowledge that you have not relied on any statements or representations by the Company with respect to the tax treatment of the payments described in this Agreement and that you are solely responsible for payment of all taxes required to be paid in connection with the Separation Consideration. If any taxing body determines that the tax treatment of any such payment was incorrect and that greater amounts should have been withheld from such payment, you acknowledge and assume all responsibility for paying those amounts and further agree to indemnify and hold the Company harmless for payment of any additional taxes and any interest and penalties thereon.

This Agreement and its attachments and other incorporated documents contain the entire agreement between you and the Company concerning your employment with the Company and your separation therefrom. Any and all prior agreements, representations, negotiations and understandings between the parties, oral or written, express or implied, relating to the subject matter herein, are hereby superseded.

This Agreement may be amended, changed or modified only by a written document signed by all parties hereto. No waiver of this Agreement or of any of the promises, obligations, terms or conditions hereof shall be valid unless it is written and signed by the party against whom the waiver is to be enforced.

This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of Delaware applicable to contracts entered into and performed entirely therein, without regard to principles of conflict of laws that could cause the application of the law of any jurisdiction other than the State of Delaware. Section 11 of the Award Agreements is hereby incorporated by reference.

To the extent permitted by law, the Company expressly reserves all rights and remedies available to it, including, without limitation, the right to recover all costs and expenses (including legal fees) that the Company is forced to incur because of your failure to honor your obligations under this Agreement.

It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Except as specifically permitted by Section 409A of the Code, the benefits and reimbursements provided to you under this Agreement during any calendar year shall not affect any benefits and reimbursements to be provided to you under this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Furthermore, reimbursement payments shall be made to you as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred. For purposes of Section 409A of the Code, each payment hereunder will be deemed to be a separate payment under Treasury Regulation Section 1.409A-2(b)(2)(iii). It is intended that your termination of employment on the Termination Date will constitute a "separation from service" within the meaning of Section 409A of the Code.

You shall keep confidential the terms and fact of this Agreement and the circumstances surrounding your separation from the Company and not disclose them to anyone, other than your immediate family and professional advisors so long as such disclosure is accompanied by a direction that the recipient must keep the information confidential, without the Company’s prior written permission.

You acknowledge that you: (a) fully understand the terms of this Agreement; (b) have been advised by the Company to consult with counsel and have had a full and fair opportunity to review this Agreement with counsel of your choosing; (c) are entering into this Agreement knowingly and voluntarily and in return for consideration you otherwise would not be entitled to receive.

The provisions of this Agreement are severable. If a court of competent jurisdiction rules that any provision of this Agreement is invalid or unenforceable, that provision shall be automatically modified to the extent necessary to make it valid and such a ruling shall not affect the validity or enforceability of any other provision of this Agreement. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures obtained via facsimile or in .pdf format shall be deemed valid as if they were inked originals.

If this Agreement correctly sets forth our agreement, please sign and return the enclosed copy of this Agreement to me. The original is for your records.

We wish you the best of luck in your future endeavors.

Sincerely, /s/ Julia M. Laulis Julia Laulis President & CEO

IN WITNESS WHEREOF, you have acknowledged your agreement with and acceptance of these terms and duly executed this Agreement.

Accepted and agreed:

/s/ Alan H. Silverman

    ALAN H. SILVERMAN

Date: November 17, 2017